Exhibit 10.10

Maxar Technologies Inc.

2019  Performance Share Units Award Agreement

(U.S. and Canadian Participants)

Maxar Technologies Inc. (the “Company”) has granted Performance Share Units (“PSUs”) set out in the table below to the person named below (the “Participant”), in accordance with this Award Agreement and the provisions of the Maxar Technologies Ltd. Omnibus Equity Incentive Plan (the “Plan”).

Name of Participant:       ___________________________________

Date of Grant	[___], 2019
Total Number of PSUs Granted	[___]
Number of Common Shares Issuable

Period 1. The number of Common Shares (or their cash equivalent) issuable in respect of Period 1 (as defined in Exhibit A) shall be determined by multiplying the Achievement Factor (as determined in accordance with Exhibit A) for Period 1 by 25% of the Total Number of PSUs Granted, and rounding down to the next whole Common Share.

Period 2. The number of Common Shares (or their cash equivalent)  issuable in respect of Period 2 (as defined in Exhibit A) shall be determined by multiplying the Achievement Factor for Period 2 by 25% of the Total Number of PSUs Granted, and rounding down to the next whole Common Share.

Period 3. The number of Common Shares (or their cash equivalent) issuable in respect of Period 3 (as defined in Exhibit A) shall be determined by multiplying the Achievement Factor for Period 3 by 50% of the Total Number of PSUs Granted, and rounding down to the next whole Common Share.

The maximum number of Common Shares (or their cash equivalent) that may be issued in respect of the PSUs is [________][1].

By signing this Award Agreement, the Participant hereby acknowledges and agrees to the following:

1.          Grant of PSUs

1.1         Pursuant to the Plan and in respect of services to be provided to the Company or an Affiliate by the Participant during the applicable Restricted Period, the Company has granted the number of PSUs set out above to the Participant subject to the terms and conditions set out in this Award Agreement and the Plan. If it vests, each PSU represents the contingent right to receive up to two Common Shares  (or an amount of cash equal to the Fair Market Value of such Common Shares on the settlement date).

1.2         The grant of PSUs and payment of any amount in respect of any such PSUs are subject to the terms and conditions of the Plan which are incorporated into and form an integral part of this Award

1         NTD: Company to fill in. Amounts shall equal 2x the Total Number of PSUs Granted.

Agreement. All capitalized terms used herein, unless expressly defined in a different manner herein, have the meanings given to them in the Plan.

2.           Vesting

2.1         Subject to the terms and conditions of the Plan and the provisions of this Award Agreement,  the PSUs shall become vested and issuable as set forth under “Number of Common Shares Issuable” and in this Section 2.

2.2         No Common Shares or cash will be issued to a Participant in settlement of PSUs for a Performance Period (as defined in Exhibit A) unless the Participant remains employed by or rendering services to the Company or an Affiliate through the last day of such Performance Period (the “Vesting Date”).

2.3         If the Participant experiences a termination of employment or service with the Company or an Affiliate prior to the Vesting Date, all of the PSUs that have not vested as of such termination of employment or service shall thereupon automatically be forfeited by the Participant as of the date of termination, and the Participant’s rights in any such PSUs shall thereupon lapse and expire.  Additionally, if the Committee determines that the Achievement Factor for a Performance Period equals zero, the PSUs allocated to such Performance Period (i.e., either 25% or 50% of the Total Number of PSUs Granted, as set forth under “Number of Common Shares Issuable”) shall automatically be forfeited by the Participant as of the Determination Date for such Performance Period, and the Participant’s rights in such PSUs shall thereupon lapse and expire.

3.          Change in Control Treatment

3.1         Notwithstanding Section 2 or anything to the contrary in the Plan, if a Change in Control occurs and at least one of the two additional circumstances described below occurs, then each unvested PSU will become immediately vested and earned, in whole or in part:

3.1.1                     upon a Change in Control the surviving corporation or successor (or any Affiliate thereof) fails to continue or assume the obligations with respect to the PSUs or fails to provide for the conversion or replacement of the PSUs with an equivalent award; or

3.1.2                     in the event that the PSUs are continued, assumed, converted or replaced as contemplated in Section 3.1.1, during the one-year period following the effective date of a Change in Control, the Participant incurs a termination of employment or service with the Company or an Affiliate without Cause or for Good Reason (as each term is defined in Section 10).

3.2         For any PSUs that vest in accordance with Section 3.1, such PSUs shall vest based on the greater of: (i) actual performance through the date of (x) the Change in Control, in the event Section 3.1.1 applies or (y) the date of termination of employment or services, in the event Section 3.1.2 applies (in each case, the “Early Measurement Date”); or (ii) prorated target performance (as set forth on Exhibit A) based on the number of days elapsed in the applicable Performance Period through the Early Measurement Date.

3.3         For purposes of Section 3.1, PSUs shall be considered assumed if, following the Change in Control, the obligations with respect to the PSUs will be continued or assumed by the surviving corporation or successor (or any Affiliate thereof), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee (as constituted immediately prior to the Change in Control), which determination may be made in advance of the effective date of a particular Change in Control: (i) the Common Shares remain publicly held and widely traded on an established stock exchange; and (ii) the terms of the Plan and the PSUs are not negatively altered or impaired without the consent of the Participant.

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3.4         For purposes of Section 3.1, the obligations with respect to the PSUs will be considered to have been converted or replaced with an equivalent award by the surviving corporation or successor (or an Affiliate thereof), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee (as constituted immediately prior to the Change in Control), which determination may be made in advance of the effective date of a particular Change in Control:

3.4.1                     the converted or replaced award preserves the existing value of the PSUs being replaced,  and contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the PSUs being replaced; and

3.4.2                     the security represented by the converted or replaced award is of a class that is publicly held and widely traded on an established stock exchange.

4.           Settlement

4.1         On or before the thirtieth day following the Determination Date (as defined in Exhibit A) for each Performance Period, the Company shall deliver to the Participant a  number of Common Shares determined in accordance with “Number of Common Shares Issuable” and Exhibit A, provided that to the extent the Achievement Factor for the Performance Period exceeds 1, with respect to the portion that exceeds 1, the Company shall deliver an amount in cash equal to the Fair Market Value of the number of Common Shares otherwise issuable in respect of the PSUs in lieu of such Common Shares.

5.           Withholdings

5.1         The vesting and settlement of the PSUs granted pursuant to this Award Agreement are subject to the tax withholding provisions in Section 14(d) of the Plan.

6.           Transferability

6.1         The PSUs granted pursuant to this Award Agreement are subject to the restrictions on transferability in Section 14(b) of the Plan.

7.           Clawback

7.1         The PSUs granted pursuant to this Award Agreement are subject to the Company’s compensation clawback policy as set forth in Section 14(e) of the Plan.

8.           No Rights as a Shareholder

8.1         Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of the Common Shares (including any rights to dividends) underlying the PSUs under this Award Agreement until such Common Shares have been issued or delivered to that person.

9.           Representations, Warranties and Consents

9.1         By signing this Award Agreement, the Participant represents, warrants and acknowledges (i) that he or she has read and understands the Plan and agrees to the terms and conditions thereof and of this Award Agreement; (ii) his or her participation in the Plan and acceptance of the PSUs is voluntary; and (iii) that he or she has not been induced to participate in the Plan or enter into this Award Agreement by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable, with the Company  or

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its Affiliates.  [For Canadian Participants: The Participant further acknowledges that he or she requested and is satisfied that the Plan and this Award Agreement be drawn up in the English Language.  Le soussigné reconnaît qu’il a exigé que ce qui précède soit rédigé et exécuté en anglais et s’en déclare satisfait.]

9.2          The Participant consents to and authorizes the use of his or her personal information in order to administer the Plan, the disclosure of such personal information to any custodian appointed in respect of the Plan and other third parties, and to the disclosure of such personal information to such Persons (including Persons located outside the Participant’s jurisdiction of residence) in connection with the administration of the Plan. The Participant acknowledges that jurisdictions outside his or her jurisdiction of residence may not provide the same statutory protection for the personal information as his or her jurisdiction of residence.

10.         Certain Definitions.

10.1        For purposes of this Award Agreement, the following terms have the following meanings:

“Cause”  has the meaning, if any, set forth in the employment or service agreement then in effect, if any, between the Participant and the Company or any Affiliate, or if there is no such meaning set forth in such employment or service agreement or there is no such employment or service agreement then in effect, means the following events or conditions, as determined by the Committee in its reasonable judgment: (i) willful misconduct of the Participant with regard to the Company and its Affiliates that constitutes a material breach of any of the Participant’s obligations set forth in any written agreement governing the terms of the Participant’s service with the Company and its Affiliates as the same may then be in effect; (ii) fraud, embezzlement, theft, or other material dishonesty by the Participant with respect to the Company or any of its Affiliates; (iii) the Participant’s material breach of the Participant’s fiduciary duties as an officer or manager of the Company or any of its Affiliates, or as an officer, trustee, director, or other fiduciary of any pension or benefit plan of the Company or its Affiliates or willful misconduct that has, or could reasonably be expected to have, a material adverse effect upon the business, interests, or reputation of the Company or any of its Affiliates; (iv) the Participant’s indictment for, or a plea of nolo contendere to, any felony or an analogous provision under the laws of a local jurisdiction; or (v) refusal or failure by the Participant to attempt in good faith to follow or carry out the reasonable written instructions of the Board or such Participant’s direct supervisor. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered ‘‘willful’’ unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

“Good Reason”  has the meaning, if any, set forth in the employment or service agreement then in effect, if any, between the Participant and the Company or any Affiliate, or if there is no such meaning set forth in such employment or service agreement or there is no such employment or service agreement then in effect, means (i) a material reduction of the Participant’s annual base salary, or (ii) a relocation of the Participant’s principal place of employment by more than 50 miles, provided, that, in each case, the Participant will not be deemed to have Good Reason unless (i) the Participant first provides the Company with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (ii) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (iii) the Participant’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

11.         Binding Agreement

11.1        This Award Agreement shall constitute an agreement between the Participant and the Company and will be binding upon the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the PSUs granted hereunder by

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inheritance or otherwise, provided that in the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan will govern.

11.2        This Award Agreement shall be governed and constituted in accordance with the laws of the State of Delaware.

[Signature page follows.]

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DATED as of the _____ day of ____________________, 2019.

By my signature below, I, _______________________________, hereby confirm and acknowledge the terms of the grant of PSUs to me as set out above and confirm and acknowledge that I have received, read and understood the terms of the Plan, a copy of which, along with the amendments thereto, is filed with the Company’s post-effective amendment to its registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on January 2, 2019, available at the SEC’s website at www.sec.gov/edgar. A copy of the Plan may also be obtained from the Company upon request.

MAXAR TECHNOLOGIES INC.

Authorized Signatory	Name of Participant:

EXHIBIT A

PERFORMANCE GOALS

1.    Definitions.

“Achievement Factor”  for a Performance Period means the average of the TSR Achievement Factor and the ACL Achievement Factor for such Performance Period.

“Adjusted Cash Leverage” or “ACL” means the quotient obtained by dividing Gross Debt by Adjusted EBITDA.

“Adjusted EBITDA”  means the Company’s earnings before interest, taxes, depreciation and amortization, excluding Non-Cash Deferred Revenue, impairment losses, inventory valuation adjustments, legal settlements/provisions, restructuring charges and restructuring-related retention arrangements, acquisition/disposition and integration related expenses, foreign exchange gains and losses, unusual gains and losses and stock compensation expenses, for the calendar year ending December 31, 2019 (for Period 1), December 31, 2020 (for Period 2), or December 31, 2021 (for Period 3), as applicable.

“Average Market Value,” means the average closing trading price of a company’s shares on the principal exchange on which such shares are then traded, during the 20 consecutive trading days ending on a specified date for which such closing trading price is reported by the applicable exchange or such other authoritative source as the Committee may reasonably determine.

“Debt Covenants” means the financial covenants contained in Sections 10.2(11)(a) and 10.2(11)(b) of the Restated Credit Agreement by and among the Company, Royal Bank of Canada, and the Lenders named therein, dated as of October 5, 2017, and as amended from time to time.

“Gross Debt” means gross combined long and short term debt, including capital leases, as reflected in the balance sheet of the Company and the notes thereto as of December 31, 2019 (for Period 1), December 31, 2020 (for Period 2), or December 31, 2021 (for Period 3), as applicable,  and as each of the foregoing terms is defined under generally accepted accounting principles consistently applied based on those accounting principles as they existed at December 31, 2018.  For reference, at December 31, 2018 this included outstanding borrowings on the company’s revolving credit agreement, term loan A and term loan B, and capital leases aggregating $3,088 million.

“Index” means the Russell 2000 Index as constituted as of April 1, 2019. For purposes of this definition and calculating any company’s TSR for each Performance Period, (i) the Company will be excluded from the Index, (ii) any company that is removed from the Russell 2000 Index due to a merger or acquisition during an applicable Performance Period will be removed from the Index, and (iii) any company that is in the Russell 2000 Index that files for bankruptcy protection during a Performance Period will remain in the Index and be deemed to have the lowest TSR in the Index. In other circumstances where a company is removed from the Russell 2000 Index, the Committee shall reasonably determine whether it is suitable for the company to be excluded from the Index.

“Non-Cash Deferred Revenue” means the amount recorded to revenue for the calendar year ending December 31, 2019 (for Period 1), December 31, 2020 (for Period 2), or December 31, 2021 (for Period 3), as applicable, for the recognition of previously deferred revenue and imputed interest under the Company’s Enhanced View Contract. For reference, the amount of deferred revenue recognized as revenue during the year ended December 31, 2018 was $120 million.

“Performance Period” means each of Period 1, Period 2, and Period 3.

“Period 1” means April 1, 2019 through March 31, 2020.

“Period 2” means April 1, 2019 through March 31, 2021.

“Period 3” means April 1, 2019 through March 31, 2022.

“Quarterly Period” means each of the following periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Quarterly TSR” means the total shareholder return of the Company (or of a company in the Index, as applicable), as measured by the change in the price of a Common Share (or the publicly traded securities of a company in the Index, as applicable) over a Quarterly Period (positive or negative), calculated based on the Average Market Value ending on the first day of a Quarterly Period as the beginning stock price, and the Average Market Value ending on the last day of such Quarterly Period as the ending stock price, and assuming dividends (if any) paid in respect of a Common Share (or the publicly traded securities of a company in the Index, as applicable) are reinvested on the ex-dividend date without consideration for withholding taxes.

“Relative TSR” means the Company’s TSR relative to the TSRs of the companies that comprise the Index, expressed as a percentile.

“TSR” means the average of all Quarterly TSRs for the Company (or for a company in the Index, as applicable) for a Performance Period.

2.    Achievement Factors.  As soon as administratively practicable following the end of each Performance Period (but in no event later than 60 days following the completion of such Performance Period), the Committee shall determine the Relative TSR and Adjusted Cash Leverage for the Performance Period and calculate both the TSR Achievement Factor and the ACL Achievement Factor (such date of determination, the “Determination Date”).

The  “TSR Achievement Factor” means that factor determined under Table 1 below based on the Company’s Relative TSR for the applicable Performance Period. The “ACL Achievement Factor” means that factor determined under Table 2 below based on the Company’s Adjusted Cash Leverage for the calendar year ending December 31, 2019 (for Period 1), December 31, 2020 (for Period 2) or December 31, 2021 (for Period 3), as applicable.

If the Relative TSR or the Adjusted Cash Leverage achieved during a Performance Period is between two of the levels set forth in the applicable table below, the TSR Achievement Factor or the ACL Achievement Factor (as applicable) shall be determined using linear interpolation.  For clarity, (i) in no event shall the TSR Achievement Factor or ACL Achievement Factor for any Performance Period exceed 2, and (ii) if the Relative TSR or Adjusted Cash Leverage performance for a Performance Period is below the Threshold level, the TSR Achievement Factor or ACL Achievement Factor (as applicable) for such Performance Period shall be 0.

Table 1

Performance Level	Relative TSR Percentile for Performance Period	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

Table 2

Performance Level	ACL for Performance Period			ACL Achievement Factor*
	Period 1	Period 2	Period 3
Maximum	7.0 or below	6.5 or below	5.0 or below	2.0
Target	7.8	7.3	5.8	1.0
Threshold	10.3	7.5	6.1	0.5
Below Threshold	above 10.3	above 7.5	above 6.1	0.0

*  If the Board determines that the Company has violated its Debt Covenants at any time during a Performance Period,  the ACL Achievement Factor will equal 0 for such Performance Period.